[Luce, Forward, Hamilton & Scripps LLP Letterhead]


May 21, 2004

Patriot Scientific Corporation
10989 Via Frontera
San Diego, CA 92127

Re:   REGISTRATION STATEMENT ON FORM SB-2 FOR 90,712,470 SHARES OF COMMON STOCK

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission to register 90,712,470 shares of common stock, $.00001 par value per share (the "Shares"), of Patriot Scientific Corporation, a Delaware corporation (the "Company"), to be sold by the selling stockholders set forth in the Registration Statement.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the Shares, when issued in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Luce, Forward, Hamilton & Scripps LLP
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Luce, Forward, Hamilton & Scripps LLP